U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     The P/A Fund, L.P.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     c/o Patricof & Co., 445 Park Avenue
--------------------------------------------------------------------------------
                                    (Street)

     New York                         NY                 10022
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     AirNet Communications Corporation (ANCC)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year


     12/99
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================


                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                           12/10/99       C                22,487    A   $.00374740                  (8)       (8)
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Common Stock                           12/10/99       C             2,073,666    A   $.01506477                  (8)       (8)
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Common Stock                           12/10/99       X                24,535    A   $3.67       2,211,078 (1)   (1)(8)    (1)(8)
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Series A
Convertible                                                                  Common
Preferred Stock  $.00374740  12/10/99   C           22,487(1) Immed.         Stock      22,487(1)         0         (2)(8)   (2)(8)
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Series D
Convertible                                                                  Common
Preferred Stock  $.01506477  12/10/99   C           34,238(1) Immed.         Stock      34,238(1)         0         (3)(8)   (3)(8)
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Series E Senior
Convertible                                                                  Common
Preferred Stock  $.01506477  12/10/99   C        1,268,796(1) Immed.         Stock   1,268,796(1)         0         (4)(8)   (4)(8)
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Series F Senior
Convertible                                                                  Common
Preferred Stock  $.01506477  12/10/99   C          753,031(1) Immed.         Stock     735,031(1)         0         (5)(8)   (5)(8)
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Series G Senior
Convertible                                                                  Common
Preferred Stock  $.01506477  12/10/99   C           35,601(1) Immed.         Stock      35,601(1)         0         (6)(8)   (6)(8)
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Common Stock
Warrant                                                                      Common
(Right to Buy)   $     3.67  12/10/99   X           24,535(1) Immed. 6/10/09 Stock      24,535(1)         0         (7)(8)   (7)(8)
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
Explanation of Responses:

(1) These securities are owned by The P/A Fund (785,700), Coutts & Co. (378,958), CIN Venture Nominees, Ltd. (52,028) and APA Excelsior III, L.P. (994,392).

(2) These securities are owned by The P/A Fund (11,243), Coutts & Co. (2,992), CIN Venture Nominees, Ltd. (405) and APA Excelsior III, L.P. (7,847).

(3) These securities are owned by The P/A Fund (13,695), Coutts & Co. (5,464), CIN Venture Nominees, Ltd. (740) and APA Excelsior III, L.P. (14,339).

(4) These securities are owned by The P/A Fund (422,932), Coutts & Co. (225,000), CIN Venture Nominees, Ltd. (30,451) and APA Excelsior III, L.P. (590,413).

(5) These securities are owned by The P/A Fund (272,590), Coutts & Co. (122,813), CIN Venture Nominees, Ltd. (17,361) and APA Excelsior III, L.P. (322,267).

(6) These securities are owned by The P/A Fund (11,867), Coutts & Co. (6,313), CIN Venture Nominees, Ltd. (855) and APA Excelsior III, L.P. (16,566).

(7) These securities are owned by The P/A Fund (8,178), Coutts & Co. (4,351), CIN Venture Nominees, Ltd. (589) and APA Excelsior III, L.P. (11,417).

(8) The securities held directly by The P/A Fund, L.P. ("P/A"), a ten percent owner of the issuer, are indirectly held by APA Pennsylvania Partners II, L.P. ("APA Pennsylvania") and Fostin Capital Partners II, L.P. ("Fostin"), the General Partners of P/A, and by Alan Patricof, George M. Jenkins, Janet Effland, Robert M. Chefitz, Greg Case and Salem Shuchman, the General Partners of APA Pennsylvania; and Fostin Capital Corp., Joel P. Adams, William F. Woods and Thomas M. Levine, the General Partners of Fostin. The securities held directly by Coutts & Co. and APA Excelsior III, L.P., are indirectly held by APA Excelsior III Partners, L.P., the General Partner of each of Coutts & Co. and APA Excelsior III, L.P., and by Alan Patricof, George M. Jenkins, Robert M. Chefitz and Janet Effland, the General Partners of APA Excelsior III Partners, L.P. The securities held directly by CIN Venture Nominees, Ltd. are indirectly held by Patricof & Co. Ventures, Inc., the General Partner of CIN Venture Nominees, Ltd. In each case, the indirect beneficial owner disclaims beneficial ownership of the respective securities which he, she or it is deemed to indirectly hold except to the extent of such owner's pecuniary interest therein.


THE P/A FUND, L.P.
By:  APA Pennsylvania Partners II, L.P.



/s/ Robert M. Cheftiz                                         January 10, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        Robert M. Chefitz, General Partner


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Name:               Coutts & Co.  (Jersey),  Ltd.,  Custodian  for APA Excelsior
                    III/Offshore, L.P.


Address:            c/o Patricof & Co. 445 Park Avenue New York, NY 10022


Designated
Filer:              The P/A Fund, L.P.


Issuer and Ticker
Symbol:             AirNet Communications Corporation (ANCC)



Statement for
Month/Year:         12/99


                    By:  APA Excelsior III Partners, L.P., General Partner

Signature:         /s/ Robert M. Chefitz
                  --------------------------------------------------------------
                  Robert M. Chefitz, General Partner

Name:               CIN Venture Nominees, Ltd.

Address:            c/o Patricof & Co. 445 Park Avenue New York, NY 10022


Designated Filer:   The P/A Fund, L.P.


Issuer and Ticker
Symbol:             AirNet Communications Corporation (ANCC)



Statement for
Month/Year:         12/99


                    By:  Patricof & Co. Ventures, Inc.,
                         Investment Advisor

Signature:          /s/ Robert M. Chefitz
                    ------------------------------------------------------------
                    Robert M. Chefitz, Managing Director

Name:               APA Excelsior III, L.P.

Address:            c/o Patricof & Co., 445 Park Avenue, New York, NY 10022


Designated Filer:   The P/A Fund, L.P.


Issuer and Ticker
Symbol:             AirNet Communications Corporation (ANCC)


Statement for
Month/Year:         12/99


                    By:  APA Excelsior III Partners, L.P.,
                         General Partner

Signature:         /s/ Robert M. Chefitz
                   -------------------------------------------------------------
                   Robert M. Chefitz, General Partner

Name:               Alan Patricof

Address:            c/o Patricof & Co., 445 Park Avenue, New York, NY 10022


Designated Filer:    The P/A Fund, L.P.


Issuer and Ticker
Symbol:             AirNet Communications Corporation (ANCC)


Statement for
Month/Year:         12/99




Signature:          /s/ Alan Patricof
                    ------------------------------------------------------------
                    Alan Patricof

Name:               George M. Jenkins

Address:            c/o Patricof & Co., 445 Park Avenue, New York, NY 10022


Designated          Filer: The P/A Fund, L.P.


Issuer and Ticker
Symbol:             AirNet Communications Corporation (ANCC)


Statement for
Month/Year:         12/99



Signature:          /s/ George M. Jenkins
                    ------------------------------------------------------------
                    George M. Jenkins

Name:               Robert M. Chefitz

Address:            c/o Patricof & Co., 445 Park Avenue, New York, NY 10022

Designated Filer:   The P/A Fund, L.P.


Issuer and Ticker
Symbol:             AirNet Communications Corporation (ANCC)



Statement for
Month/Year:         12/99



Signature:          /s/ Robert M. Chefitz
                    ------------------------------------------------------------
                    Robert M. Chefitz

Name:               Janet Effland


Address:            c/o Patricof & Co., 445 Park Avenue, New York, NY 10022


Designated Filer:   The P/A Fund, L.P.


Issuer and Ticker
Symbol:             AirNet Communications Corporation (ANCC)


Statement for
Month/Year:         12/99



Signature:          /s/ Janet Effland
                    ------------------------------------------------------------
                    Janet Effland

Name:               APA Pennsylvania Partners II, L.P.

Address:            c/o  Adams  Capital   Management,   Inc.
                    518  Broad  Street
                    Sewickley, PA 15143


Designated Filer:   The P/A Fund, L.P.


Issuer and Ticker
Symbol:             AirNet Communications Corporation (ANCC)


Statement for
Month/Year:         12/99



                    APA Pennsylvania Partners II, L.P.,



Signature:          /s/ Robert M. Chefitz
                    --------------------------------------------------
                    Robert M. Chefitz, General Partner

Name:               Greg Case

Address:            c/o Patricof & Co.
                    445 Park Avenue
                    New York, NY 10022


Designated Filer:   The P/A Fund, L.P.


Issuer and Ticker
Symbol:             AirNet Communications Corporation (ANCC)



Statement for
Month/Year:         12/99



Signature:          /s/ Greg Case
                    ------------------------------------------------------------
                    Greg Case

Name:               Salem Shuchman


Address:            c/o Patricof & Co.
                    445 Park Avenue
                    New York, NY 10022


Designated Filer:   The P/A Fund, L.P.


Issuer and Ticker
Symbol:             AirNet Communications Corporation (ANCC)


Statement for
Month/Year:         12/99



Signature:          /s/ Salem Shuchman
                    ------------------------------------------------------------
                    Salem Shuchman

Name:               Fostin Capital Partners II, L.P.


Address:            c/o Adams Capital Management, Inc.
                    518 Broad Street
                    Sewickley, PA  15143


Designated Filer:   The P/A Fund, L.P.




Issuer and Ticker
Symbol:             AirNet Communications Corporation  (ANCC)



Statement for
Month/Year:         12/99


                    FOSTIN CAPITAL PARTNERS II, L.P.


Signature:          /s/ Joel P. Adams
                    ------------------------------------------------------------
                    Joel P. Adams, General Partner

Name:               Fostin Capital Corp.

Address:            c/o Adams Capital Management, Inc.
                    518 Broad Street
                    Sewickley, PA  15143


Designated Filer:   The P/A Fund, L.P.


Issuer and Ticker
Symbol:             AirNet Communications Corporation  (ANCC)


Statement for
Month/Year:         12/99


                    FOSTIN CAPITAL CORP.



Signature:          /s/ Joel P. Adams
                    --------------------------------------------------
                    Joel P. Adams, Vice President

Name:               Joel P. Adams

Address:            c/o Adams Capital Management, Inc.
                        518 Broad Street
                        Sewickley, PA  15143


Designated Filer:   The P/A Fund, L.P.


Issuer and Ticker
Symbol:             AirNet Communications Corporation  (ANCC)


Statement for
Month/Year:         12/99



Signature:          /s/ Joel P. Adams
                    --------------------------------------------------
                    Joel P. Adams

Name:               William F. Woods


Address:            c/o Adams Capital Management, Inc.
                    518 Broad Street
                    Sewickley, PA  15143


Designated Filer:   The P/A Fund, L.P.


Issuer and Ticker
Symbol:             AirNet Communications Corporation  (ANCC)


Statement for
Month/Year:         12/99



Signature:          /s/ William F. Woods
                    --------------------------------------------------
                    William F. Woods

Name:               Thomas M. Levine

Address:            c/o Adams Capital Management, Inc.
                    518 Broad Street
                    Sewickley, PA  15143


Designated Filer:   The P/A Fund, L.P.


Issuer and Ticker
Symbol:             AirNet Communications Corporation  (ANCC)


Statement for
Month/Year:         12/99



Signature:          /s/ Thomas M. Levine
                    ------------------------------------------------------------
                    Thomas M. Levine

Name:               APA Excelsior III Partners, L.P.

Address:            c/o Patricof & Co.
                        445 Park Avenue
                        New York, NY  10022


Designated Filer:   The P/A Fund, L.P.


Issuer and Ticker
Symbol:             AirNet Communications Corporation  (ANCC)


Statement for
Month/Year:         12/99


                    APA Excelsior III Partners, L.P.,



Signature:          /s/ Robert M. Chefitz
                    ------------------------------------------------------------
                    Robert M. Chefitz, General Partner

Name:               Patricof & Co. Ventures, Inc.

Address:            c/o Patricof & Co.
                        445 Park Avenue
                        New York, NY  10022


Designated Filer:   The P/A Fund, L.P.


Issuer and Ticker
Symbol:             AirNet Communications Corporation  (ANCC)


Statement for
Month/Year:         12/99


                    Patricof & Co. Ventures, Inc.



Signature:          /s/ Robert M. Chefitz
                    ------------------------------------------------------------
                    Robert M. Chefitz, Managing Director